Exhibit 99.01

CONSENT OF THE LION FUND II, L.P.

Board of Directors
Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257

Members of the Board:

We hereby consent to the use by Biglari Holdings Inc. (the “Company”) of the audited financial statements of The Lion Fund II, L.P. as of and for the period ended December 31, 2013 appearing in the Form 10-K/A for the fiscal year ended September 25, 2013 filed by the Company with the Securities and Exchange Commission and any amendment thereto.

The Lion Fund II, L.P.

By:	Biglari Capital Corp., its general partner
By:	/s/ Sardar Biglari
Sardar Biglari
Chairman and Chief Executive Officer
March 28, 2014